                                 STATE OF ISRAEL
                               Ministry of Finance

OFFICE OF THE LEGAL ADVISOR

                                                                   March 2, 2004

     Re:  Registration Statement of
          the State of Israel on Schedule B
          Registration Statement No. 333-112271

Ladies and Gentlemen:

         I, Legal Advisor to the Ministry of Finance of the State of Israel, have reviewed the above-referenced Registration Statement (the "Registration Statement"), the Prospectus dated February 18, 2004 (the "Prospectus"), the Prospectus Supplement dated February 26, 2004 (the "Prospectus Supplement"), the Fiscal Agency Agreement dated as of March 13, 2000 (the "Fiscal Agency Agreement"), as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004, between the State of Israel ("Israel") and Citibank, N.A., and the Underwriting Agreement dated February 26, 2004 (the "Underwriting Agreement" and, with the Fiscal Agency Agreement, the "Agreements") by and among Israel and Citigroup Global Markets Inc., UBS Securities LLC and the other underwriters set forth in Schedule I to the Underwriting Agreement (the "Underwriters"), pursuant to which Israel has issued and offered for sale 5.125% Bonds due March 1, 2014 in the aggregate principal amount of U.S.$500,000,000 (the "Offered Securities").

         The issuance of the Offered Securities has been authorized pursuant to the State Property Law of the State of Israel.

         It is my opinion that when the Offered Securities have been duly authorized, executed and delivered by Israel and authenticated in accordance with the Agreements and delivered to and paid for by the underwriters as contemplated by the Registration Statement and the Agreements, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

         I consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Annual Report of the State of Israel on Form 18-K and to the use of my name under the headings "Validity of the Bonds" in the Prospectus Supplement and "Validity of the Debt Securities" in the Prospectus. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                 /s/ Yemina Mazouz
                               ------------------------------------
                                Yemima Mazouz, Adv.
                                Legal Advisor to the Ministry of Finance

                                       2